Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post–Effective Amendment No. 195 to the Registration Statement on Form N–1A of Fidelity Summer Street Trust: Fidelity Capital & Income Fund, Fidelity Global High Income Fund, and Fidelity High Income Fund of our report dated June 21, 2021, relating to the financial statements and financial highlights included in the April 30, 2021 Annual Reports to Shareholders of the above referenced funds, which is also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
June 22, 2021